Exhibit 99.1

Alteryx Announces Third Quarter 2022 Financial Results

Revenue up 75% Year-Over-Year to $216 million
Raises 2022 Non-GAAP Operating Profit Outlook
IRVINE, Calif. – November 1, 2022 – Alteryx, Inc. (NYSE: AYX), the Analytics Automation company, today announced financial results for its third quarter ended September 30, 2022.

“Alteryx continues to execute at a high level and gain traction with large enterprises. We delivered a strong third quarter with annual recurring revenue (ARR) growth of 33% year-over-year, adjusted for the effect of foreign currency, improved operating profitability, and an increased net expansion rate of 121%,” said Mark Anderson, CEO of Alteryx, Inc. “Our strong results continue to validate the strategic initiatives we have put into place over the past couple of years. With a meaningfully scaled go-to-market motion, a growing partner ecosystem, and an expanded portfolio of incremental cloud offerings, we are well-positioned to meet the growing global demand for democratization of data analytics.”
Third Quarter 2022 Financial Highlights
•Revenue: Revenue for the third quarter of 2022 was $215.7 million, an increase of 75%, compared to revenue of $123.5 million in the third quarter of 2021.
•Gross Profit: GAAP gross profit for the third quarter of 2022 was $183.7 million, or a GAAP gross margin of 85%, compared to GAAP gross profit of $108.0 million, or a GAAP gross margin of 87%, in the third quarter of 2021. Non-GAAP gross profit for the third quarter of 2022 was $191.9 million, or a non-GAAP gross margin of 89%, compared to non-GAAP gross profit of $111.0 million, or a non-GAAP gross margin of 90%, in the third quarter of 2021.
•Income (Loss) from Operations: GAAP loss from operations for the third quarter of 2022 was $(63.9) million, compared to GAAP loss from operations of $(45.6) million for the third quarter of 2021. Non-GAAP income from operations for the third quarter of 2022 was $5.0 million, compared to non-GAAP loss from operations of $(9.8) million for the third quarter of 2021.
•Net Loss: GAAP net loss attributable to common stockholders for the third quarter of 2022 was $(74.5) million, compared to GAAP net loss attributable to common stockholders of $(58.0) million for the third quarter of 2021. GAAP net loss per diluted share for the third quarter of 2022 was $(1.09), based on 68.7 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(0.86), based on 67.3 million GAAP weighted-average diluted shares outstanding for the third quarter of 2021.
Non-GAAP net loss and non-GAAP net loss per diluted share for the third quarter of 2022 were $(3.5) million and $(0.05), respectively, compared to non-GAAP net loss of $(11.7) million and non-GAAP net loss per diluted share of $(0.17) for the third quarter of 2021. Non-GAAP net loss per diluted share for the third quarter of 2022 was based on 68.7 million non-GAAP weighted-average diluted shares outstanding, compared to 67.3 million non-GAAP weighted-average diluted shares outstanding for the third quarter of 2021.
•Balance Sheet and Cash Flow: As of September 30, 2022, we had cash, cash equivalents, and short-term and long-term investments of $441.6 million, compared to $1.0 billion as of December 31, 2021. This reflects a $387.0 million cash outflow, net of cash acquired, primarily related to the acquisition of Trifacta Inc. in February 2022. Cash used in operating activities for the first nine months of 2022 was $(112.7) million, compared to cash provided by operating activities of $24.3 million for the first nine months of 2021.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”

Third Quarter 2022 and Recent Business Highlights
•Ended the third quarter of 2022 with $757.7 million in ARR, an increase of 31% year-over-year. Excluding an approximately $12 million foreign currency impact due to exchange rates on September 30, 2022 versus exchange rates incorporated in our third quarter of 2022 guidance, ARR increased 33% year-over-year.
•Achieved a dollar-based net expansion rate (annual contract value based) of 121% for the third quarter of 2022.
•Ended the third quarter of 2022 with 8,340 customers, an 8% increase from the third quarter of 2021.
•Appointed Doniel Sutton as Chief People Officer, leading all human resource-related functions, including talent strategy, total rewards, talent acquisition and development, and diversity, equity, inclusion, and belonging.
•Announced Alteryx Server-FIPS, a version of Alteryx Server that is aligned with data security and computer system standards outlined in the Federal Information Processing Standards (FIPS).
•Announced new analytics cloud capabilities and enterprise readiness enhancements. Updates include an Alteryx Machine Learning integration with the Alteryx Analytics Cloud platform, improved performance of Designer Cloud powered by Trifacta with Snowflake, and Alteryx Data Connection Manager expanded support and integrations for Azure Active Directory.
Financial Outlook
We provide the financial guidance below based on current market conditions and expectations. Our guidance is subject to various important cautionary factors described below. Based on information available as of November 1, 2022, guidance for the fourth quarter of 2022 and full year 2022 is as follows:

•Fourth Quarter 2022 Guidance:
◦Revenue is expected to be in the range of $276 million to $281 million, representing year-over-year growth of 59% to 62%.
◦ARR is expected to be in the range of $820 million to $825 million, representing year-over-year growth of 29%.
◦Non-GAAP income from operations is expected to be in the range of $50 million to $55 million.
◦Non-GAAP net income per share is expected to be in the range of $0.48 to $0.53 based on approximately 76.7 million non-GAAP weighted-average diluted shares outstanding.

•Full Year 2022 Guidance:
◦Revenue is expected to be in the range of $830 million to $835 million, representing year-over-year growth of 55% to 56%.
◦ARR is expected to be in the range of $820 million to $825 million, representing year-over-year growth of 29%.
◦Non-GAAP income (loss) from operations is expected to be in the range of $(5) million to $0 million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.37) to $(0.32) based on approximately 68.5 million non-GAAP weighted-average basic shares outstanding, and an effective tax rate of 20%.

The financial outlook above for non-GAAP income (loss) from operations and non-GAAP net income (loss) per share excludes estimates for stock-based compensation and related payroll tax expense and acquisition-related adjustments. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily because of the uncertainty regarding, and the potential variability of, stock-based compensation and related payroll tax expense and acquisition-related adjustments. In particular, stock-based compensation and related payroll tax expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2022 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results and financial guidance. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Following the conference call, a telephone replay will be available through November 8, 2022, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13732597. An archived webcast of this conference call will also be available on the “Investors” page of the company’s website at https://investor.alteryx.com.

Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Payroll tax expense related to stock-based compensation. We exclude employer payroll tax expense related to stock-based compensation to present the full effect that excluding stock-based compensation expense has on operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period independent of the operating performance of the business.
Acquisition-related adjustments. We exclude amortization of intangible assets, which is non-cash and related to business combinations, from certain of our non-GAAP financial measures. In addition, we exclude acquisition and integration expenses, such as transaction costs and costs associated with the applicable retention, restructuring and successful integration of operational activities of the acquired company, as they are related to a business combination and have no direct correlation to the operation of our business.

Convertible senior notes adjustments. Prior to the adoption of Accounting Standards Update 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, or ASU 2020-06, effective as of January 1, 2022, we excluded the portion of amortization of debt discount and issuance costs that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We excluded such expenses as they are non-cash and have no direct correlation to the operation of our business. Upon adoption of ASU 2020-06, we removed the equity component of our convertible notes and the associated amortization and therefore, this adjustment is no longer applicable.
Impairment of long-lived assets. We exclude non-cash charges for impairment of long-lived assets from certain of our non-GAAP financial measures. Impairment charges can vary significantly in terms of amount and timing and we do not consider these charges indicative of our current or past operating performance.
Income tax adjustments. We utilize a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both 2022 and 2021. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation and related payroll tax expense and amortization of intangible assets which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annual Recurring Revenue (ARR). Annual recurring revenue, or ARR, represents the total annual contract value for active customer subscription contracts as of the measurement date. We also use ARR as one of our operating measures to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be a substitute for, or combined with, any of these items.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, including statements regarding our guidance for the fourth quarter and full year 2022 and assumptions related thereto; our ability to execute our long-term growth strategy; our mission regarding the democratization of data, including the related market opportunity and customer prioritization; our position relative to our competitors; the anticipated value and customer acceptance of our products and services, including with respect to customer retention and expansion; the success of our sales motions; our non-GAAP tax rate for 2022; the potential benefits of and our ability to retain and expand our strategic technology partnerships and strategic alliances; our employee hiring expectations; the opportunity in our international markets; and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our ability to manage our growth and the investments made to grow our business effectively; our ability to expand and retain our talent base, particularly our sales force and software engineers, and increase their productivity; our ability to develop, release, and gain market acceptance of product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; our ability to develop a successful business model to sell products and services acquired or to integrate such products or services into our existing products and services; our history of losses; our dependence on our software platform for substantially all of our revenue; risks and uncertainties associated with the COVID-19 pandemic; our ability to attract new customers and retain and expand sales to existing customers; our ability to establish and maintain successful relationships with our channel partners; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; security breaches; litigation and related costs; and other general market, political, economic, and business conditions, including, but not limited to, impacts related to the ongoing conflict in Ukraine, inflationary pressures, and rising interest rates. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions. Many of these assumptions relate to matters that are beyond our control and changing rapidly, including, but not limited to, global macroeconomic conditions.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2021, which are available on the “Investors” page of our website at https://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

About Alteryx, Inc.
Alteryx (NYSE: AYX) powers analytics for all by providing our leading Analytics Automation Platform. Alteryx delivers easy end-to-end automation of data engineering, analytics, reporting, machine learning, and data science processes, enabling enterprises everywhere to democratize data analytics across their organizations for a broad range of use cases. More than 8,000 customers globally rely on Alteryx to deliver high-impact business outcomes. To learn more, visit http://www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Laura Finlayson
laura.finlayson@alteryx.com

Investor Contacts
Alteryx, Inc.
Ryan Goodman
ir@alteryx.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Subscription-based software license	$111,590	$37,477	$255,416	$120,851
PCS and services	104,122	86,024	298,860	241,479
Total revenue	215,712	123,501	554,276	362,330
Cost of revenue:
Subscription-based software license	2,940	1,264	7,984	3,739
PCS and services	29,054	14,202	78,023	35,498
Total cost of revenue	31,994	15,466	86,007	39,237
Gross profit	183,718	108,035	468,269	323,093
Operating expenses:
Research and development	54,803	33,457	162,030	95,645
Sales and marketing	135,976	83,034	384,781	232,597
General and administrative	56,887	37,125	172,777	104,291
Impairment of long-lived assets	—	—	8,239	—
Total operating expenses	247,666	153,616	727,827	432,533
Loss from operations	(63,948)	(45,581)	(259,558)	(109,440)
Interest expense	(2,454)	(9,973)	(7,291)	(29,206)
Other expense, net	(6,905)	(2,363)	(15,698)	(1,561)
Loss before provision for income taxes	(73,307)	(57,917)	(282,547)	(140,207)
Provision for income taxes	1,206	122	4,299	1,928
Net loss	$(74,513)	$(58,039)	$(286,846)	$(142,135)
Net loss per share attributable to common stockholders, basic	$(1.09)	$(0.86)	$(4.20)	$(2.12)
Net loss per share attributable to common stockholders, diluted	$(1.09)	$(0.86)	$(4.20)	$(2.12)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic	68,673	67,325	68,273	67,109
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	68,673	67,325	68,273	67,109

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of revenue	$4,786	$1,818	$12,711	$4,219
Research and development	14,386	8,258	40,258	21,913
Sales and marketing	21,641	11,018	56,035	26,105
General and administrative	20,494	12,236	55,424	33,319
Total	$61,307	$33,330	$164,428	$85,556

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$87,729	$152,375
Short-term investments	292,178	506,874
Accounts receivable, net	110,490	192,318
Prepaid expenses and other current assets	136,025	81,360
Total current assets	626,422	932,927
Property and equipment, net	75,887	71,270
Operating lease right-of-use assets	83,426	102,681
Long-term investments	59,414	343,213
Goodwill	397,720	57,415
Intangible assets, net	64,064	21,737
Other assets	117,095	70,445
Total assets	$1,424,028	$1,599,688
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,126	$8,086
Accrued payroll and payroll related liabilities	47,355	61,391
Accrued expenses and other current liabilities	51,515	53,917
Deferred revenue	182,784	208,154
Convertible senior notes, net	84,463	77,400
Total current liabilities	391,243	408,948
Convertible senior notes, net	792,188	686,016
Operating lease liabilities	65,612	78,784
Other liabilities	18,836	23,186
Total liabilities	1,267,879	1,196,934
Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	567,909	598,710
Accumulated deficit	(411,506)	(190,429)
Accumulated other comprehensive loss	(261)	(5,534)
Total stockholders’ equity	156,149	402,754
Total liabilities and stockholders’ equity	$1,424,028	$1,599,688

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net loss	$(74,513)	$(58,039)	$(286,846)	$(142,135)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,117	4,202	27,177	11,588
Non-cash operating lease cost	4,971	4,544	15,086	11,625
Stock-based compensation	61,307	33,330	164,428	85,556
Amortization of discounts and premiums on investments, net	(6)	1,115	641	3,562
Amortization of debt discount and issuance costs	839	8,363	2,455	24,379
Deferred income taxes	519	(651)	1,974	224
Foreign currency remeasurement (gains) losses	8,016	2,541	18,299	1,857
Impairment of long-lived assets	—	—	8,239	—
Other non-cash operating activities, net	68	(796)	2,914	(1,267)
Changes in operating assets and liabilities:
Accounts receivable	1,417	16,325	82,716	64,126
Deferred commissions	(5,588)	(329)	(9,446)	(52)
Prepaid expenses and other current assets and other assets	(52,571)	(671)	(93,825)	(30,172)
Accounts payable	(5,166)	(4,091)	14,630	5,058
Accrued payroll and payroll related liabilities	(11,091)	1,691	(23,040)	(6,896)
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	(5,777)	(4,375)	(13,314)	(13,941)
Deferred revenue	10,044	5,346	(24,812)	10,831
Net cash provided by (used in) operating activities	(57,414)	8,505	(112,724)	24,343
Cash flows from investing activities:
Capitalized software development costs	(3,289)	(2,295)	(7,740)	(3,413)
Purchases of property and equipment	(6,570)	(6,920)	(19,349)	(17,214)
Cash paid in acquisitions, net of cash acquired	2,758	—	(387,011)	—
Purchases of investments	(32,618)	(278,626)	(115,170)	(765,140)
Sales and maturities of investments	80,946	179,199	608,168	785,211
Net cash provided by (used in) investing activities	41,227	(108,642)	78,898	(556)
Cash flows from financing activities:
Proceeds from exercise of stock options and taxes withheld	5,016	4,502	9,814	10,266
Minimum tax withholding paid on behalf of employees for restricted stock units	(11,084)	(2,942)	(37,222)	(19,894)
Net cash provided by (used in) financing activities	(6,068)	1,560	(27,408)	(9,628)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,277)	(776)	(3,365)	(1,002)
Net increase (decrease) in cash, cash equivalents and restricted cash	(23,532)	(99,353)	(64,599)	13,157
Cash, cash equivalents and restricted cash—beginning of period	113,556	286,175	154,623	173,665
Cash, cash equivalents and restricted cash—end of period	$90,024	$186,822	$90,024	$186,822

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$183,718	$108,035	$468,269	$323,093
GAAP gross margin	85%	87%	84%	89%
Add back:
Stock-based compensation	4,786	1,818	12,711	4,219
Payroll tax expense related to stock-based compensation(1)	80	5	306	128
Amortization of intangible assets	3,315	1,106	8,953	3,282
Non-GAAP gross profit	$191,899	$110,964	$490,239	$330,722
Non-GAAP gross margin	89%	90%	88%	91%
Reconciliation of non-GAAP income (loss) from operations:
GAAP loss from operations	$(63,948)	$(45,581)	$(259,558)	$(109,440)
GAAP operating margin	(30)%	(37)%	(47)%	(30)%
Add back:
Stock-based compensation	61,307	33,330	164,428	85,556
Payroll tax expense related to stock-based compensation(1)	829	260	4,180	3,042
Amortization of intangible assets	3,577	1,162	9,652	3,455
Impairment of long-lived assets	—	—	8,239	—
Acquisition transaction and integration costs	3,195	1,023	18,065	1,023
Non-GAAP income (loss) from operations	$4,960	$(9,806)	$(54,994)	$(16,364)
Non-GAAP operating margin	2%	(8)%	(10)%	(5)%
Reconciliation of non-GAAP net loss:
GAAP net loss attributable to common stockholders	$(74,513)	$(58,039)	$(286,846)	$(142,135)
Add back:
Stock-based compensation	61,307	33,330	164,428	85,556
Payroll tax expense related to stock-based compensation(1)	829	260	4,180	3,042
Amortization of intangible assets	3,577	1,162	9,652	3,455
Impairment of long-lived assets	—	—	8,239	—
Amortization of debt discount and issuance costs(2)	—	7,563	—	22,033
Acquisition transaction and integration costs	3,195	1,023	18,065	1,023
Income tax adjustments	2,086	3,038	19,896	6,948
Non-GAAP net loss	$(3,519)	$(11,663)	$(62,386)	$(20,078)
Non-GAAP loss per diluted share:
Non-GAAP net loss	$(3,519)	$(11,663)	$(62,386)	$(20,078)
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	68,673	67,325	68,273	67,109
Non-GAAP net loss per diluted share	$(0.05)	$(0.17)	$(0.91)	$(0.30)
Reconciliation of non-GAAP net loss per diluted share:
GAAP net loss per share attributable to common stockholders, diluted	$(1.09)	$(0.86)	$(4.20)	$(2.12)
Add back:
Non-GAAP adjustments to net loss per share	1.04	0.69	3.29	1.82
Non-GAAP net loss per diluted share	$(0.05)	$(0.17)	$(0.91)	$(0.30)
(1) Beginning with the quarter ended March 31, 2022, we have excluded payroll tax expense related to stock-based compensation from our non-GAAP financial measures to better present the full effect that excluding stock-based compensation expense has on operating results. Our non-GAAP financial measures for the three and nine months ended September 30, 2021 were recast to conform to the updated methodology for comparison purposes.
(2) See “Non-GAAP Financial Measures and Operating Measures” above and Note 8, Convertible Senior Notes, of the notes to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2022.

Alteryx, Inc.
Other Business Metrics
(unaudited)
Annual Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams, such as certain professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2021	2021	2021	2021	2022	2022	2022
Annual recurring revenue	$512.7	$547.6	$578.6	$638.0	$683.6	$726.8	$757.7
Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2021	2021	2021	2021	2022	2022	2022
Dollar-based net expansion rate	120%	120%	119%	119%	119%	120%	121%
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2021	2021	2021	2021	2022	2022	2022
Customers	7,214	7,405	7,689	7,936	8,195	8,296	8,340
Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our condensed consolidated statements of operations (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2021	2021	2021	2021	2022	2022	2022
Remaining performance obligations	$452.6	$437.5	$412.0	$476.3	$445.2	$495.0	$488.3
Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our condensed consolidated balance sheets (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2021	2021	2021	2021	2022	2022	2022
Contract assets	$74.5	$85.5	$88.3	$42.5	$53.6	$76.3	$130.1